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Exhibit 99.2

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President and CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 2, Suite 700		Andy Schroeder, VP of Finance/Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	E-mail	investorrelations@markwest.com
	Website:	www.markwest.com

MarkWest Energy Partners Announces Quarterly Cash Distribution
and Increases Liquidity by $285 Million

        DENVER—January 27, 2009—MarkWest Energy Partners, L.P. (NYSE: MWE) today announced that the Board of Directors of the General Partner of MarkWest Energy Partners, L.P., declared a cash distribution of $0.64 per common unit for the fourth quarter of 2008 and approved measures to strengthen and improve the Partnership's liquidity position by $285 million.

        The fourth quarter 2008 distribution of $0.64 represents an increase of $0.07 per common unit, or 12 percent, compared to the fourth quarter 2007 distribution and is unchanged from the third quarter 2008 distribution.

        In order to improve its liquidity position and provide increased capital flexibility, MarkWest executed a joint venture with NGP Midstream & Resources, L.P. (M&R) and expanded the borrowing capacity under its revolving credit facility. The joint venture, which was announced today in a separate press release, will be owned 60 percent by MarkWest and 40 percent by M&R. MarkWest will operate the joint venture, which is focused on the development of midstream infrastructure in the Marcellus Shale. MarkWest will contribute approximately $100 million of existing Marcellus Shale assets to the joint venture and M&R will invest the next $200 million of capital to fund ongoing development efforts in the Marcellus. The investment by M&R approximates the capital required to fund the Marcellus project in 2009 and significantly reduces MarkWest's overall 2009 capital program.

        Royal Bank of Canada, in its capacity as Administrative Agent, led the expansion of the revolving credit facility and the amendment to the credit facility required to accommodate the joint venture. The expansion of the credit facility will become effective concurrently with the closing of the joint venture and increases MarkWest's borrowing capacity by $85 million, raising total borrowing capacity to $435 million. Barclays Capital joined the existing syndicate of banks as a lender to the credit facility agreement.

        "We are pleased to announce the joint venture and credit facility transactions that provide $285 million of additional liquidity," commented Frank Semple, Chairman, President and Chief Executive Officer. "These transactions, coupled with our ongoing cash flow from operations and the monetization of certain 2010 and 2011 hedge positions at favorable prices, have significantly improved our financial position for 2009 and 2010. The Board of Directors' decision to maintain the fourth quarter distribution at the current level was based on our 2008 performance and distribution coverage, as well as our outlook for 2009.

        "Although the current market conditions continue to present significant challenges for our industry, we successfully executed steps to strengthen our balance sheet and reduce our 2009 capital requirements. We will continue to pursue opportunities to improve liquidity while maintaining our focus on operational excellence, customer service, and long-term unitholder value. We look forward to our fourth quarter earnings call during which we will discuss the joint venture and provide an update on our financial results and outlook."

        The fourth quarter 2008 distribution is payable February 13, 2009, to unitholders of record on February 6, 2009. The ex-dividend date is February 4, 2009.

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        MarkWest Energy Partners, L.P. is a growth-oriented master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwestern and Gulf Coast regions of the United States and is the largest natural gas processor in the Appalachian region. The primary business strategy of MarkWest is to provide outstanding customer service at competitive rates and to expand its assets and cash flow available for distribution through a balanced combination of organic growth projects and selective acquisitions.

        This press release includes "forward-looking statements." All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2008, as filed with the SEC. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading "Risk Factors." We do not undertake any duty to update any forward-looking statement except as required by law.

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MarkWest Energy Partners Announces Quarterly Cash Distribution and Increases Liquidity by $285 Million